EXHIBIT 99.7

                  FORM OF ADDENDUM TO STOCK ISSUANCE AGREEMENT
 (Involuntary Termination Following Corporation Transaction/Change in Control)

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                                    ADDENDUM
                                       TO
                            STOCK ISSUANCE AGREEMENT

            The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement dated _______________ (the "Issuance Agreement") by and between Juno Online Services, Inc. (the "Corporation") and _______________ ("Participant") evidencing the stock issuance on such date to Participant under the terms of the Corporation's 1999 Stock Incentive Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

                             INVOLUNTARY TERMINATION
                           FOLLOWING CHANGE IN CONTROL

            1. To the extent the Repurchase Right is assigned to the successor entity (or parent company) or otherwise continues in full force and in connection with a Change in Control, no accelerated vesting of the Purchased Shares shall occur upon such Change in Control, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. The Participant shall, over Participant's period of Service following the Change in Control, continue to vest in the Purchased Shares in one or more installments in accordance with the provisions of the Issuance Agreement.

            2. Immediately upon an Involuntary Termination of Participant's Service within eighteen (18) months following the Change in Control, the Repurchase Right shall terminate automatically and all the Purchased Shares shall vest in full.

            3. For purposes of this Addendum, the following definitions shall be in effect:

                  An Involuntary Termination shall mean the termination of Participant's Service by reason of:

                        (i) Participant's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                        (ii) Participant's voluntary resignation following (A) a change in Participant's position with the Corporation (or Parent or Subsidiary employing Participant) which materially reduces Participant's level of responsibility, (B) a reduction in Participant's level of compensation (including base salary, fringe benefits and target bonus under any performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Participant's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant's consent.

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                  A Change in Control shall mean a change in ownership or
control of the Corporation effected through any of the following transactions:

                        (i) a merger, consolidation or reorganization approved by the Corporation's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to such transaction.

                        (ii) any stockholder-approved transfer or other disposition of all or substantially all of the Corporation's assets, or

                        (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders.

            Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional wrongdoing by the Participant, whether by omission or commission, which adversely affects the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not limit the grounds for the dismissal or discharge of the Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).


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